Contact: Barbara B. Lucas
                                         Senior Vice President - Public Affairs
                                         410-716-2980

                                         Mark M. Rothleitner
                                         Vice President - Investor Relations and
                                         Treasurer
                                         410-716-3979

FOR IMMEDIATE RELEASE:  Thursday, April 25, 2002

Subject: Black & Decker Reports $.41 Earnings Per Share for First Quarter of 2002; Generates Free Cash Flow of $43 Million

Towson, MD - The Black & Decker Corporation (NYSE: BDK) today announced that net earnings for the first quarter of 2002 were $33.0 million, or $.41 per diluted share, versus net earnings of $33.1 million, or $.40 per diluted share, for the first quarter last year. For comparative purposes, diluted earnings per share in the first quarter of 2001 would have been $.48 using the new accounting standard for goodwill. Sales for the first quarter of 2002 were $951.7 million, compared to $962.0 million for the same period last year. Excluding the effects of foreign currency translation, sales increased 1% over the first quarter of 2001.

         The Corporation generated free cash flow of $43 million for the first quarter of 2002, compared to a use of $112 million for the same period last year. Inventory was $704 million at the end of the quarter, $174 million lower than at the end of the first quarter last year. Inventory declined $8 million from the 2001 year-end level, compared to a $34 million increase during the first quarter of 2001.
                                     (more)

Page Two
         Commenting on the results, Nolan D. Archibald, Chairman and Chief Executive Officer, said, "Strong sales in our DEWALT(R) professional tools and accessories business enabled us to deliver earnings above the range that we had projected. Sales of the newly repositioned Kwikset(R) line of locksets also exceeded expectations. While we continue to experience economic weakness in certain markets, such as European consumer power tools and industrial fastening systems, we are somewhat encouraged by signs of economic improvement in the United States.

         "Our on-going focus on inventory management and free cash flow generation produced benefits during the quarter. Because of the seasonal nature of our business, inventory usually increases during the first three months of the year. This quarter, however, we were able to reduce inventory, while maintaining high service levels, by carefully managing production. Improvement in working capital management, favorable timing of tax payments and lower capital spending resulted in a significant increase in free cash flow over the first quarter of 2001.

         "The restructuring plan that we announced in January is on track to generate over $60 million of cost savings in 2003. In the first quarter, we closed an accessories plant in the United States and transferred several products to our facility in Mexico, as planned. Our management team for the new low-cost plant in the Czech Republic is in place, and the plant should commence production this summer.

         "Sales in the Power Tools and Accessories segment were up 1% for the quarter. This increase reflected a low double-digit rate of sales growth in the U.S. professional products business, largely offset by single-digit rates of decline in U.S. consumer products and in European power tools. The professional business had sales gains in most major product lines and customer channels, and benefited from sales of new products launched in the second half of 2001. The sales decline in the consumer business related primarily to lower sales of lawn and garden products, in part due to a shift in orders from the first quarter to the second quarter.
                                     (more)

Page Three
         "In Europe, high inventory levels of competitors' products at key retailers in Germany and the United Kingdom resulted in low reorder rates for consumer tools. The decline in consumer tool sales was partly offset by sales growth in professional tools, particularly from new products such as the DEWALT 10-kilo hammer and XRP(TM) drill/drivers. In the rest of the world, Power Tools and Accessories sales were up slightly, with sales gains in most countries partly offset by lower sales in Argentina due to the local economic crisis.

         "Operating profit for Power Tools and Accessories increased 9% over the first quarter last year, primarily from improved gross margins and volume leverage in the U.S. professional products business. Europe slightly increased its operating profit despite a decline in sales by significantly reducing selling, general, and administrative expenses. Profits in the U.S. consumer products business declined from the first quarter last year due to lower sales as well as selective price incentives to reduce inventory.

         "Sales in the Hardware and Home Improvement segment increased 1% over the first quarter last year. Kwikset sales in North America increased at a mid-single-digit rate as a result of the successful brand and product repositioning that was completed at home centers in late 2001. Sales of Price Pfister plumbing products declined at a low single-digit rate due to declines in non-home center channels. Operating profit for Hardware and Home Improvement declined 12% from the first quarter last year, primarily because of lower production levels at Kwikset plants.

         "Sales in the Fastening and Assembly Systems segment were up 3% for the quarter. Sales in the automotive sector increased, due to the effect of the acquisition of Bamal Corporation's automotive division in April 2001 and sales related to a new automotive platform. The industrial sector remained very slow in North America and Europe, causing sales to decline at a double-digit rate in that sector from the first quarter last year. Operating profit declined 17%, reflecting inherently lower margins in the distribution business acquired from Bamal, as well as unfavorable product mix.
                                     (more)

Page Four
         "It appears that some sectors of the U.S. economy are beginning to recover and that the European economy will remain slow. Therefore, we anticipate a low single-digit rate of sales growth before foreign exchange in the second quarter. We anticipate that return on sales will be approximately flat versus the second quarter last year, and, consequently, that diluted earnings per share will be in the $.60 to $.65 range. For the full year, we expect sales before foreign exchange to be up modestly and diluted earnings per share to be in the $2.80 to $2.90 range. For comparative purposes, recurring diluted earnings per share in 2001 under the new goodwill accounting standard would have been $.59 and $2.53 for the second quarter and full year, respectively. We expect that inventory will remain lower than in the comparable quarters in 2001 despite additional safety stock required to implement our restructuring program. We remain committed to converting at least 80% of net earnings to free cash flow, excluding restructuring spending.

         "As the economy recovers, our continuous investment in brands, product development, and end-user relationships will be rewarded. We plan to introduce a substantial number of innovative products this year and will enjoy a full-year benefit from new products launched in 2001. We will focus on rapid and precise execution of our restructuring program to achieve a world-class cost base, and we intend to maintain progress on inventory management, free cash flow, and operational improvement through Six Sigma. Momentum on all of these fronts puts Black & Decker in an excellent position to capitalize on the economic recovery."

         The Corporation will hold a conference call today at 10:00 a.m., E.T., to discuss first-quarter results and the outlook for the remainder of 2002. Investors can listen to the call by visiting www.bdk.com, the Corporation's homepage, and clicking on the icon labeled "Live Webcast." It is recommended that listeners log-in at least ten minutes prior to the beginning of the call to assure timely access. A replay of the conference call will be available on the Corporation's homepage through the close of business on May 2, 2002.
                                     (more)

Page Five
         This release includes forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review Black & Decker's reports filed with the Securities and Exchange Commission, including the Current Report on Form 8-K, filed April 25, 2002.

         Black & Decker is a leading global  manufacturer  and marketer of power
tools  and   accessories,   hardware   and  home   improvement   products,   and
technology-based fastening systems.
                                      # # #


                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS
                   (Dollars in Millions Except Per Share Data)


                                                       Three Months Ended
                                               ---------------------------------
                                               March 31, 2002     April 1, 2001
                                               ---------------    --------------

SALES                                            $      951.7      $      962.0
     Cost of goods sold                                 644.8             636.4
     Selling, general, and
       administrative expenses                          244.7             253.2
                                                 -------------     -------------
OPERATING INCOME                                         62.2              72.4
     Interest expense (net of
       interest income)                                  15.8              22.4
     Other expense                                        1.2               2.7
                                                 -------------     -------------
EARNINGS BEFORE INCOME TAXES                             45.2              47.3
     Income taxes                                        12.2              14.2
                                                 -------------     -------------
NET EARNINGS                                     $       33.0      $       33.1
                                                 =============     =============



NET EARNINGS PER COMMON SHARE
     - BASIC                                     $        .41      $        .41
                                                 =============     =============

Shares Used in Computing Basic
     Earnings Per Share (in Millions)                    80.1              81.1
                                                 =============     =============



NET EARNINGS PER COMMON SHARE
     - ASSUMING DILUTION                         $        .41      $        .40
                                                 =============     =============

Shares Used in Computing Diluted
     Earnings Per Share (in Millions)                    80.6              81.7
                                                 =============     =============




                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              (Millions of Dollars)


                                                    March 31,      December 31,
                                                         2002              2001
                                                 ------------      -------------

ASSETS
Cash and cash equivalents                        $      260.2      $      244.5
Trade receivables                                       730.7             708.6
Inventories                                             704.0             712.2
Other current assets                                    205.4             227.0
                                                 -------------     -------------
       TOTAL CURRENT ASSETS                           1,900.3           1,892.3
                                                 -------------     -------------

PROPERTY, PLANT, AND EQUIPMENT                          671.1             687.5
GOODWILL                                                705.5             710.4
OTHER ASSETS                                            703.5             724.0
                                                 -------------     -------------
                                                 $    3,980.4      $    4,014.2
                                                 =============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                            $       11.4      $       12.3
Current maturities of long-term debt                      3.8              33.7
Trade accounts payable                                  341.1             312.7
Other accrued liabilities                               664.3             711.9
                                                 -------------     -------------
       TOTAL CURRENT LIABILITIES                      1,020.6           1,070.6
                                                 -------------     -------------

LONG-TERM DEBT                                        1,180.3           1,191.4
DEFERRED INCOME TAXES                                   261.9             261.1
POSTRETIREMENT BENEFITS                                 238.8             238.0
OTHER LONG-TERM LIABILITIES                             505.3             502.1
STOCKHOLDERS' EQUITY                                    773.5             751.0
                                                 -------------     -------------
                                                 $    3,980.4      $    4,014.2
                                                 =============     =============


                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS
                              (Millions of Dollars)

                                                  Reportable Business Segments
                                        ------------------------------------------------
                                              Power     Hardware    Fastening                Currency      Corporate,
                                            Tools &       & Home   & Assembly             Translation    Adjustments,
Three Months Ended March 31, 2002       Accessories  Improvement      Systems     Total   Adjustments  & Eliminations  Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers              $639.8       $198.8       $123.0    $961.6        $(9.9)          $   -         $951.7
Segment profit (loss) (for
     Consolidated, operating income)           38.4         15.4         15.8      69.6          (.7)           (6.7)          62.2
Depreciation and amortization                  21.3          9.2          3.5      34.0          (.1)             .3           34.2
Capital expenditures                           15.0          3.4          3.6      22.0          (.1)             .2           22.1

Three Months Ended April 1, 2001
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers              $634.5       $197.1       $120.0    $951.6        $10.4           $   -         $962.0
Segment profit (loss) (for
     Consolidated, operating income)           35.1         17.5         19.0      71.6           .7              .1           72.4
Depreciation and amortization                  22.6         10.0          3.6      36.2           .6             6.5           43.3
Capital expenditures                           25.3          9.4          3.0      37.7           .6              .5           38.8


     The reconciliation of segment profit to the Corporation's earnings before income taxes, in millions of dollars, is as follows:

                                                       Three Months Ended
--------------------------------------------------------------------------------
                                               March 31, 2002     April 1, 2001
--------------------------------------------------------------------------------
Segment profit for total reportable
     business segments                                 $ 69.6             $71.6

Items excluded from segment profit:

     Adjustment of budgeted foreign
       exchange rates to actual rates                     (.7)               .7

     Depreciation of Corporate property
       and, for 2001, amortization of
       certain goodwill                                   (.3)             (6.5)

     Adjustment to businesses' post-
       retirement benefit expenses
       booked in consolidation                           10.3              11.0

     Other adjustments booked in
       consolidation directly related to
       reportable business segments                      (4.7)              4.6

Amounts allocated to businesses in arriving
     at segment profit in excess of (less
     than) Corporate center operating
     expenses, eliminations, and other
     amounts identified above                           (12.0)             (9.0)
--------------------------------------------------------------------------------
     Operating income                                    62.2              72.4

Interest expense, net of interest income                 15.8              22.4

Other expense                                             1.2               2.7
--------------------------------------------------------------------------------
     Earnings before income taxes                      $ 45.2             $47.3
================================================================================


Basis of Presentation:
     The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and professional power tools and accessories, electric cleaning and lighting products, and electric lawn and garden tools, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; for the sale of plumbing products to customers outside the United States and Canada; and for sales of household products. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). It also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the
United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.
     The Corporation assesses the performance of its reportable business segments based upon a number of factors, including segment profit. In general, segments follow the same accounting policies as those described in Note 1 of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment's operating units located outside of the United States, except those units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside of the United States, segment assets and elements of segment profit are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year's budgeted rates of exchange. The amounts included in the preceding segment tables under the captions "Reportable Business Segments" and "Corporate, Adjustments, & Eliminations" are reflected at the Corporation's budgeted exchange rates for 2002. The amounts included in the preceding segment tables under the caption "Currency Translation Adjustments" represent the difference between consolidated amounts determined using those budgeted rates of exchange and those determined based upon the rates of exchange applicable under accounting principles generally accepted in the United States.
     Segment profit excludes interest income and expense, non-operating income and expense, goodwill amortization (except for the amortization of goodwill associated with certain acquisitions made by the Power Tools and Accessories and Fastening and Assembly Systems segments), adjustments to eliminate intercompany profit in inventory, and income tax expense. In addition, segment profit excludes restructuring and exit costs. In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses, as well as certain centrally managed expenses, are allocated to each reportable segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit. Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of sales by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual or non-recurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the various segments in a later period.